                                      SIMON
                                 PROPERTY GROUP
                                 --------------

CONTACTS:
INVESTORS                                       MEDIA
Shelly Doran                                    George Sard/Hugh Burns/Kim Levy
Simon Property Group, Inc.                      Citigate Sard Verbinnen
317/685-7330                                    212/687-8080

                   SIMON PROPERTY GROUP WILL PROCEED WITH ITS
              $18.00 PER SHARE CASH OFFER FOR TAUBMAN CENTERS, INC.

                 ----------------------------------------------

INDIANAPOLIS, DECEMBER 11, 2002 - Simon Property Group, Inc. (NYSE: SPG) today issued the following statement in response to today's rejection by Taubman Centers, Inc. (NYSE: TCO) of Simon's premium all-cash offer:

"TCO's public shareholders, who own 99% of the Company, should be the ones who decide whether SPG's all-cash $18 offer -- a price higher than the shares have ever traded --is `inadequate'. We are proceeding with our tender offer and litigation to challenge TCO's continuing efforts to disenfranchise its public shareholders. Now that TCO has opted out of the Michigan Control Share Act to avoid a shareholder referendum on SPG's tender offer, if TCO shareholders want the opportunity to receive $18 per share in cash, they must tender into our offer by January 17 and support our efforts to invalidate the Taubman family's illegally obtained blocking position."

As previously announced, the tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, January 17, 2003, unless extended.

The complete terms and conditions of the offer are set forth in the Offer to Purchase, copies of which are available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885. Merrill Lynch & Co. is acting as exclusive financial advisor to SPG and is the Dealer Manager for the Offer. Willkie Farr & Gallagher is acting as legal advisor to SPG, and Simpson Thacher & Bartlett is acting as legal advisor to Merrill Lynch & Co.

ABOUT SIMON PROPERTY GROUP
Headquartered in Indianapolis, Indiana, Simon Property Group is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 248 properties containing an aggregate of 185 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at http://about.simon.com/corpinfo/index.html.

                                      # # #

IMPORTANT INFORMATION
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Taubman shares, and is not a solicitation of a proxy. Investors and security holders are urged to read any proxy statement relating to the tender offer described in this press release because it will contain important information. Each such proxy statement will be filed with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement and other documents filed by SPG with the Commission at the Commission's web site at: http://www.sec.gov. The tender offer statement, any proxy statement and any related materials may also be obtained for free by directing such requests to MacKenzie Partners, Inc. at (800) 322-2885.

FORWARD-LOOKING STATEMENTS
This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


                                       2